Exhibit 10.7

March 25, 2003

Marcelo Girotti
IMPSAT S.A.
Alferez Pareja 256
1107 Buenos Aires, Argentina
Re: Letter Agreement; Offer of Employment

Dear Mr. Girotti:

     I am writing to confirm our offer of employment to you. As we have discussed, the terms and conditions of your employment shall be as follows:

     1.     Commencing on March 25, 2003 (the “Commencement Date”), you shall be employed as Executive Vice President, Products and Marketing, of IMPSAT Fiber Networks, Inc. (the “Company”). You shall report to the Chief Executive Officer of the Company, and your primary office shall be based in Buenos Aires, Argentina. Such employment shall be carried out either directly through the Company or indirectly through any subsidiary of the Company, in such proportions as the Company may from time to time determine in its sole discretion. For the purposes of this letter agreement, the term “Company” shall include all subsidiaries of the Company.

     2.     You will be paid an annualized salary of U.S.$310,000. Your salary shall be paid in accordance with the Company’s regular and customary payroll practices as determined from time to time, but in no event less frequently than monthly.

     3.     You will also be entitled to participate in any bonus plan established by the Company for its senior executives and shall receive any such bonus compensation as may be determined by the Board of Directors of the Company (the “Board”) or the compensation committee of the Board (the “Compensation Committee”).

     4.     On the Commencement Date (or, if later, the date on which the fair market value of the Company’s common stock is determined under the terms of the Impsat Fiber Networks, Inc. 2003 Stock Incentive Plan (the “2003 Long Term Incentive Plan”), and subject to the approval of the Compensation Committee, you shall, pursuant to the terms of the 2003 Long Term Incentive Plan, be granted an option, which is not an incentive option under Section 422 of the Internal Revenue Code, (the “Option”) for 154,350 shares of the Company’s common stock. The exercise price per share for each of the Option shares shall be U.S.$15.00 (or, if greater, the fair market value of the stock, as

Mr. Marcelo Girotti
March 25, 2003

determined under the 2003 Long Term Incentive Plan, on the date of grant). The term of the Option will be eight years from the date of the Option’s grant. Subject to paragraph 11 hereof, the Option shall vest in four installments: One-quarter of the Option shares shall vest on the Commencement Date; one-quarter of the Option shares shall vest on the first anniversary of the Commencement Date; one-quarter of the Option shares shall vest on the second anniversary of the Commencement Date; and the final one-quarter of the Option shares shall vest on the third anniversary of the Commencement Date, but, in each case, only if you still employed with the Company on such respective date. The grant of the Option shall, in all events, be subject to the terms and conditions of the 2003 Long Term Incentive Plan, and shall be effectuated by a non-statutory stock option agreement between the Company and you entered into pursuant to the 2003 Long Term Incentive Plan.

     5.     On the Commencement Date, you shall, pursuant to the terms of the 2003 Long Term Incentive Option Plan, be granted 25,000 shares of the Company’s common stock (the shares so granted to you being the “Restricted Stock”). Subject to paragraph 11 hereof, the Restricted Stock shall vest one-quarter on the Commencement Date; one-quarter on the first anniversary of the Commencement Date; one-quarter on the second anniversary of the Commencement Date; and one-quarter on the third anniversary of the Commencement Date, but, in each case, only if you still employed with the Company on such respective date. The Restricted Stock shall, in all events, be subject to the terms and conditions of the 2003 Long Term Incentive Plan and shall be effectuated by a restricted stock agreement between the Company and you entered into pursuant to the 2003 Long Term Incentive Plan.

     6.     You will be entitled to such other benefits and related plans, including medical, disability and life insurance, as are established by the Company for its senior executives or otherwise required by applicable law, in each case as determined by the Compensation Committee.

     7.     Subject to the terms of this letter and applicable law, your employment with the Company shall be at will and shall be terminable by the Company upon 30 days’ prior written notice.

     8.     You acknowledge that, as part of your employment with the Company and as a result of your access to the Company’s Trade Secrets and Confidential Information (each as defined below), you will occupy a position of trust and confidence with the Company. You agree to maintain strictly the confidentiality of all Trade Secrets and

Mr. Marcelo Girotti
March 25, 2003

Confidential Information which you may receive or to which you may have access or become privy to during your employment with the Company. If you are unable to determine whether information is a Trade Secret or Confidential Information, you shall treat such information as a Trade Secret and Confidential Information and such information shall be considered as a Trade Secret and Confidential Information. Without limitation on the foregoing, you agree that you shall not, except with the express prior written permission of the Board: (i) transfer or disclose any Trade Secrets or Confidential Information, directly or indirectly, to any third party except to another Company employee or independent Company contractor known by you to be bound by a written confidentiality obligation with the Company precluding the disclosure of any such Trade Secrets or Confidential Information; (ii) use any Trade Secrets or Confidential Information in any manner, except as contemplated under this letter agreement for the purposes for which such Trade Secrets and/or Confidential Information may have been provided to you by the Company; or (iii) take any other action with respect to the Trade Secrets or Confidential Information inconsistent with the confidential and proprietary nature of such Trade Secrets and/or Confidential Information.

     The restrictions contained herein shall extend (a) with respect to Trade Secrets, during the term of your employment with the Company and for so long thereafter as the pertinent ideas and information embodied therein remain secret and (b) with respect to Confidential Information, during the term of your employment with the Company and for so long thereafter as the pertinent ideas and information embodied therein remain competitively sensitive.

     As used in this letter agreement, the following terms shall have the following meanings:

     "Confidential Information” means and includes: (i) all business or financial information, plans, processes and strategies, market research and analyses, projections, financing arrangements, consulting and sales methods and techniques, expansion plans, forecasts and forecast assumptions, business practices, operations and procedures, marketing and merchandising information, distribution techniques, customer information and other business information respecting the Company; (ii) all information and materials which are proprietary and confidential to a third party and which have been provided to the Company by such third party for the Company’s use; and (iii) all information derived from such Confidential Information. Confidential Information shall not include information and materials that are already, or otherwise become, known by or generally available to the public without restriction on disclosure, other than as a result of an act or

Mr. Marcelo Girotti
March 25, 2003

omission by you in breach of the provisions of this letter agreement or any other applicable agreement between you and the Company.

     "Trade Secret” means and includes the whole or any portion or phase of any scientific or technical information, design (including, without limitation, screen design), process, formula, password, concept, data organization, reference manual, user manual, logic manual, system specifications, configuration manual, help text, other system documentation, or any improvement of any thereof, in any case that is valuable and secret (in the sense that it is not generally known to competitors of the Company), and includes, without limitation, the specialized information and technology that the Company has developed or may develop or acquire.

     9.     You acknowledge that you are being hired in part for the purpose of inventing, creating and maintaining confidential and/or proprietary materials for the Company. You agree that all such materials which you develop or conceive and/or documents during your employment with the Company, including, without limitation, all designs, discoveries and inventions, shall be owned solely and exclusively by the Company and the Company shall be the owner thereof owner for all purposes, including, but not limited to, for the purposes of distribution, exhibition, advertising and exploitation of such materials or any part of them in all media and by all means now known or which may hereafter be devised, throughout the universe in perpetuity. You agree that in furtherance of the foregoing, you shall disclose, deliver and assign to the Company all such designs, discoveries and inventions and shall execute all such documents, including patent and copyright applications, as the Company reasonably shall deem necessary to further document the Company’s ownership rights therein and to provide the Company the full and complete benefit thereof. You reserve no rights with respect to any such materials, and hereby acknowledges the adequacy and sufficiency of the compensation paid and to be paid by the Company to you for the materials and the contributions you will make to the development of any such information or materials. You agree to cooperate with all lawful efforts of the Company to protect the Company’s rights in and to any or all of such information and materials and will at the request of the Company execute any instrument or documents in order to register, establish, acquire, prosecute, maintain, perfect or defend the Company’s rights in and to such information and materials.

     10.     You hereby covenant and agree that during the period of your employment with the Company and, in the case of termination of such employment by the Company for Cause (as defined in paragraph 11 below), termination of such employment by you

Mr. Marcelo Girotti
March 25, 2003

for Good Reason (as defined in paragraph 11 below) and so long as the Company is in compliance with its obligations in paragraph 11 below, or any other case of termination pursuant to which the Company is paying to you the termination compensation (or other amounts) set forth in paragraph 11 below, for one (1) year thereafter, you will not, directly or indirectly, or as a partner, shareholder, lender, officer, director, trustee, employee, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render or otherwise engage (i) in any business activities which are the same or similar to any of the business activities of the Company, or (ii) in any consulting or advising regarding any activities of the Company or about any aspect of any existing or contemplated agreement with the Company for any person or entity that is, or has been at any time in the prior twelve (12) months, a customer of the Company or a person or entity which has contacted, or been contacted by, the Company regarding any potential services which the Company might provide such person or entity. The foregoing limitations shall not be deemed to prohibit you from acquiring as a passive investment not more than five percent (5%) of the capital stock of a competing business, which stock is traded on a national securities exchange or the over-the-counter market, but only if such investment is made in the context of managing your or your family’s personal investments, and only so long as your personal investments (including such aforementioned passive investments) do not substantially interfere with the performance of your responsibilities as Executive Vice President, Products and Marketing, of the Company.

     You hereby covenant and agree that during the period of your employment with the Company and for one (1) year thereafter, you will not, directly or indirectly, or as a partner, shareholder, officer, director, trustee, employee, agent, consultant or member of any person, firm or corporation, or otherwise: (i) solicit any customer of the Company; (ii) directly or indirectly attempt to induce any vendor, customer or supplier of or to the Company to terminate such person’s relationship with the Company; or (iii) solicit, by way of offering an employment or consulting opportunity or otherwise, employees of the Company or otherwise hire, induce or seek to induce any employee of the Company or any of the Company’s subsidiaries to leave such employment; provided, however, the restrictions in this clause (iii) shall not apply to such hiring or inducement of any employee if the employee’s employment with the Company has been terminated by the Company prior to such hiring or inducement.

     You hereby covenant and agree that during the period of your employment with the Company and, in the case of termination of such employment by the Company for Cause (as defined in paragraph 11 below), termination of such employment by you for

Mr. Marcelo Girotti
March 25, 2003

Good Reason (as defined in paragraph 11 below) or any other case of termination pursuant to which the Company is paying to you the termination compensation (or other amounts) set forth in paragraph 11 below, for one (1) year thereafter, you will not, directly or indirectly, or as a partner, shareholder, officer, director, trustee, employee, agent, consultant or member of any person, firm or corporation, or otherwise be employed by, or render consulting or advisory services to, any corporation, partnership or other entity if your knowledge or expertise during the course of such employment or consulting or advisory services would be used to solicit customers of the Company.

     11.     In consideration for your agreements and compliance with the obligations set forth in paragraphs 8 through 10 above:

               (a)   subject to subparagraph (b) below, in the event that your employment with the Company is terminated by the Company other than for Cause (as defined below) or by you for Good Reason resulting from a decrease in your salary as set forth in clause (c) of the definition of “Good Reason” below, then (i) you shall be entitled to receive as severance a lump sum consisting of 100% of your then existing annual base salary, and (ii) all unvested Options and Restricted Stock shall vest immediately; or

               (b)   in the event that your employment with the Company is terminated by you for Good Reason resulting from a failure by the Compensation Committee to grant you the Option with an exercise price per share of no greater than U.S.$15.00 as set forth in clauses (a) and (b) of the definition of “Good Reason” below or by the Company other than for Cause before the Option, with an exercise price per share of no greater than U.S.$15.00, has been approved by the Compensation Committee, then (i) you shall be entitled to receive as severance a lump sum consisting of 500% of your then existing annual base salary, and (ii) all unvested Options and Restricted Stock shall vest immediately.

     Notwithstanding anything to the contrary set forth in this letter agreement, you will be entitled to all amounts required by applicable law to be paid to you upon termination of employment for any reason whatsoever, and all amounts so payable shall be deducted from the amounts owing to you pursuant to this paragraph 11, with the result that you shall receive on an aggregate basis the greater of (i) the amounts set forth in this paragraph 11 and (ii) the amounts payable pursuant to applicable law

     For the purpose of this letter agreement, the following terms shall have the following meanings:

Mr. Marcelo Girotti
March 25, 2003

     "Cause” shall mean: (a) your grossly negligent conduct or willful misconduct in connection with the execution of your duties hereunder that causes material and demonstrable injury to the Company or the Company’s reputation, continuing thirty (30) days after written notice by the Chairman of the Board to you of the need to cure; (b) your willful failure or refusal to perform in any material respect your duties hereunder, provided the nonperformance continues uncorrected for a period of thirty (30) days after written notice thereof by the Chairman of the Board to you; (c) your breach of any material term or condition of this letter agreement (including, but not limited to, the provisions of paragraphs 8 and 10, which, in all events shall be deemed to be material terms and conditions of this letter agreement); (d) your willful dishonesty, fraud, alcohol or illegal drug abuse, or misconduct with respect to the business or affairs of the Company which, in each case, adversely affects the operations, prospects or reputation of the Company; or (e) your conviction of a felony or other crime involving moral turpitude. Any determination of “Cause,” and of your cure of the matters referred to in clauses (a) and (b) above shall be determined by the Compensation Committee.

     "Good Reason” shall mean the continuance of any of the following after thirty (30) days prior written notice by you to the Company specifying the basis for your having Good Reason to terminate your employment: (a) failure by the Compensation Committee to approve the Option, (b) failure of the Compensation Committee to approve the Option with an exercise price per share of no greater than U.S.$15.00, provided, however, that in both cases you shall not be entitled to give notice of such failure under this paragraph 11 until at least 30 days after the Commencement Date, or (c) reduction of your base salary as set forth in paragraph 2 above.

     12.     Withholding. All amounts payable to you pursuant to this letter agreement shall be paid subject to such reporting and withholding requirements, if any, as may be imposed by applicable law and applicable Company policy.

     13.     Severability. It is the intention of the Company and you that the provisions of this letter agreement shall be enforceable to the fullest extent permitted under applicable law, and that the unenforceability of any provision or provisions hereof, or any portion thereof, shall not render unenforceable or otherwise impair any other provisions or portions thereof. If any provision of this letter agreement is determined by a court of competent jurisdiction to be unenforceable, void or invalid in whole or in part, this letter agreement shall be deemed amended to delete or modify, as necessary, the offending provisions or portions thereof and to alter the bounds thereof, including specifically, any time, place and manner restrictions contained in any of the restrictive

Mr. Marcelo Girotti
March 25, 2003

covenants contained herein, in order to render it valid and enforceable. In any event, the balance of this letter agreement shall be enforced to the fullest extent possible without regard to such unenforceable, void or invalid provisions or part thereof.

     14.     Acknowledgment. YOU ACKNOWLEDGE THAT, BEFORE SIGNING THIS LETTER AGREEMENT, YOU HAVE BEEN GIVEN AN OPPORTUNITY TO READ IT, CAREFULLY EVALUATE IT, AND ASK ANY QUESTIONS YOU MAY HAVE HAD REGARDING IT OR ITS PROVISIONS. YOU ALSO ACKNOWLEDGES THAT YOU HAD THE RIGHT TO HAVE THIS LETTER AGREEMENT REVIEWED BY AN ATTORNEY OF YOUR CHOOSING AND THAT THE COMPANY GAVE YOU A REASONABLE PERIOD OF TIME TO DO SO IF YOU SO DESIRED.

     15.     Governing Law. The validity and effect of this letter agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the internal laws of the State of Delaware, United States of America, without regard for any provisions thereof as to conflict of laws. The parties hereto submit to the exclusive jurisdiction of the federal and state courts located in Delaware in connection with any suit, action or proceeding arising out of or based on this letter agreement.

     16.     Continuing Obligations. Except as otherwise indicated, the obligations of this letter agreement shall continue notwithstanding the termination of your employment.

*       *       *

Mr. Marcelo Girotti
March 25, 2003

     Please acknowledge your acceptance of this offer of employment by executing both copies of this letter and returning one copy to the Company. Upon receipt by the Company of a fully executed copy, this offer of employment shall become a binding agreement between you and the Company.

Sincerely,

IMPSAT FIBER NETWORKS, INC.

By:

Accepted and Agreed:

Marcelo Girotti